NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC (the 'Exchange' or 'NYSE American') hereby notifies the Securities and Exchange Commission ('SEC') of its intention to remove the entire class of common stock (the 'Common Stock') of Nobilis Health Corp. (the 'Company') from listing and registration on the Exchange on September 23, 2019, pursuant to the provisions of Rule 12d2-2(b), because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the Exchange. The Exchange reached its decision to initiate delisting proceedings because the Company had not filed with the U.S. Securities and Exchange Commission its December 31, 2018 Form 10-K and its Form 10-Qs for the periods ended September 30, 2018, March 31, 2019, and June 30, 2019, within the required timeframe pursuant to Section 1007 of the NYSE American Listed Company Guide. The Exchange, on September 3, 2019, determined that the Common Stock of the Company should be suspended from trading, and directed the preparation and filing with the Commission of this application for the removal of the Common Stock from listing and registration on the Exchange. The Company was notified by phone on August 30, 2019 and by letter on September 3, 2019. The Company had a right to appeal the determination to delist the Common Stock by a Committee of the Board of Directors of the Exchange, provided that it filed a written request for such a review with the Secretary of the Exchange within seven calendar days of receiving notice of the delisting determination. The Company did not file such request within the specified time period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.